Filed Pursuant to Rule 424(b)(2)
Registration No. 333-283056

Pricing Supplement Dated May 5, 2025

(To Prospectus dated November 7, 2024 and

Prospectus Supplement dated November 7, 2024)

PACCAR Financial Corp.

Medium-Term Notes, Series R - Fixed Rate

CUSIP #69371RT71

(the “Notes”)

We are hereby offering to sell Notes having the terms specified below to you with the assistance of:

☒ TD Securities (USA) LLC

☐ BNP Paribas Securities Corp.

☒ BofA Securities, Inc.

☒ ING Financial Markets LLC

☐ J.P. Morgan Securities LLC

☐ Mizuho Securities USA LLC

☐ MUFG Securities Americas Inc.

☐ PNC Capital Markets LLC

☒ RBC Capital Markets, LLC

☐ Santander US Capital Markets LLC

☐ SMBC Nikko Securities America, Inc.

☐ SG Americas Securities, LLC

☐ U.S. Bancorp Investments, Inc.

☐ Wells Fargo Securities, LLC

☒ Other:

ANZ Securities, Inc.

Loop Capital Markets LLC

Scotia Capital (USA) Inc.

Siebert Williams Shank & Co., LLC

acting as ☒ principal ☐ agent

at: ☐ varying prices related to prevailing market prices at the time of resale

  ☒ a fixed initial public offering price of 99.845% of the Principal Amount.

Principal Amount: $350,000,000	Original Issue Date: May 8, 2025 (T+3)

Agent’s Discount or Commission: 0.350%	Final Maturity Date: May 8, 2030

Net Proceeds to Company: $348,232,500	Interest Payment Dates: Semi-annually on each May 8 and November 8, commencing November 8, 2025 Record Dates: April 24 and October 25 preceding the applicable Interest Payment Date

Interest Rate: 4.550% per annum

Redemption:

☒	The Notes may not be redeemed prior to the Maturity Date.

☐	The Notes may be redeemed at our option prior to the Maturity Date.

Initial Redemption Date:

Initial Redemption Percentage: ____%

Annual Redemption Percentage Reduction:  % until Redemption Percentage is 100% of the Principal Amount.

Repayment:

☒	The Notes may not be repaid prior to the Maturity Date.

☐	The Notes may be repaid prior to the Maturity Date at the option of the holder of the Notes.

Option Repayment Date(s):

Currency:

Specified Currency: USD (If other than U.S. dollars, see attached)

Minimum Denominations: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

Exchange Rate Agent: ___________ (Applicable only if Specified Currency is other than U.S. dollars)

If Discount Note, check ☐

Issue Price: ____%

Form: ☒ Book-Entry ☐ Certificated

The Notes are expected to be delivered in book-entry only form through the facilities of The Depository Trust Company and its direct and indirect participants, including Euroclear Bank SA/NV and Clearstream Banking S.A., on or about May 8, 2025.

Plan of Distribution:

Name	Title	Principal Amount of Notes
TD Securities (USA) LLC	Bookrunner	$70,000,000
BofA Securities, Inc.	Bookrunner	$70,000,000
ING Financial Markets LLC	Bookrunner	$70,000,000
RBC Capital Markets, LLC	Bookrunner	$70,000,000
ANZ Securities, Inc.	Co-Manager	$14,000,000
Loop Capital Markets LLC	Co-Manager	$14,000,000
Scotia Capital (USA) Inc.	Co-Manager	$14,000,000
Siebert Williams Shank & Co., LLC	Co-Manager	$28,000,000

Total		$350,000,000

Legal Matters:

In the opinion of Perkins Coie LLP, as counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to and limited by: (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium, fraudulent transfer or other laws affecting or relating to the rights of creditors generally; (ii) rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether arising prior to, or after, the date hereof or considered in a proceeding in equity or at law; or (iii) the effect of federal and state securities laws and principles of public policy on the rights of indemnity and contribution. This opinion is based as to matters of law solely on applicable provisions of the laws in their current forms of the States of Washington and New York, and the federal securities laws of the United States of America. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee and to such counsel’s reliance on the Company and other sources as to certain factual matters, all as stated in the letter of such counsel dated November 7, 2024, which has been filed as an exhibit to the registration statement on Form S-3 by the Company on November 7, 2024.

Other Provisions:

N/A